Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 6, 2021, with respect to the financial statements of AeroClean Technologies, LLC contained in this Offering Statement on Form 1-A. We consent to the use of the aforementioned report in the Offering Statement on Form 1-A, and to the use of our name as it appears under the caption "Experts". Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

September 21, 2021